EXHIBIT 10.29

*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.

PACKAGING AGREEMENT

This Agreement (“Agreement”) is entered into as of the 1st day of November, 2011 (the “Effective Date”), by and among Mylan Institutional Inc. (formerly known as UDL Laboratories, Inc.), a corporation organized under the laws of the State of Illinois, having an address of 12720 Dairy Ashford, Sugar Land, Texas, USA 77478, Mylan Pharmaceuticals Inc., a corporation organized under the laws of the State of West Virginia, having an address of 781 Chestnut Ridge Road, Morgantown, West Virginia, USA 26505 (Mylan Institutional Inc. and Mylan Pharmaceuticals Inc. shall be collectively referred to herein as “Mylan”) and Cumberland Pharmaceuticals Inc., a corporation organized under the laws of the State of Tennessee with a place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee, USA 37203 (hereinafter referred to as “Cumberland”). Mylan and Cumberland may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Cumberland is the owner of United States ANDA No. 074712 for Lactulose Crystals (the “Crystals”) and any supplements and amendments thereto; and

WHEREAS, Cumberland has entered into a contract with a third party for the production of such Crystals; and

WHEREAS, Mylan has the capability to package the Crystals, and Cumberland desires to purchase such packaging (the “Packaging”) from Mylan and to have Mylan perform certain related Packaging services (the “Packaging Services”), pursuant to the terms and conditions set forth herein. The Packaging which incorporates the Crystals within it shall sometimes be referred to herein as the “Product”).

In consideration of the mutual promises herein made and of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Pricing, Estimated Quantities and Purchase Orders.

1.1 Mylan agrees to package the Crystals exclusively for Cumberland at the prices set forth on Exhibit A, as amended from time to time by Mylan in accordance with this Agreement (the “Prices”). The Prices are based upon an annual minimum packaging volume of [***] ([***]) total pouches (20 gram and 10 gram pouches collectively) (“Minimum Packaging Volume Requirement”). Beginning on the Effective Date, if at any time it reasonably appears to Mylan that Cumberland will not order the Minimum Packaging Volume Requirement, Mylan will provide written notice to Cumberland. The Minimum Packaging Volume Requirement will apply to each [***] ([***]) month period during the term of this agreement beginning on November 1 and ending on October 31 (“Annual Period”). Within ten (10) days of receipt of such notice by Cumberland, the Parties will negotiate in good faith and agree on the amount that the Prices will be increased retroactively to the beginning of such Annual Period if Cumberland does not meet the Minimum Packaging Volume Requirement in such Annual Period. Within five (5) business days of the Parties’ decision, Cumberland will notify Mylan in writing of Cumberland’s decision to either: (1) terminate this Agreement immediately, or (2) agree to continue this Agreement and, if Cumberland does not meet the Minimum Packaging Volume Requirement at the end of the Annual Period, pay Mylan the difference between the Prices Cumberland paid throughout the year and the new higher price agreed upon by the Parties (the “Price Differential”). Mylan shall have the ability to retroactively increase the Prices if Cumberland does not order the Minimum Packaging Volume Requirement in the event that the shortfall is due to this Agreement being terminated pursuant to Sections 10.2 or 10.4 by Mylan wherein Cumberland has been found to be in breach of this Agreement, or 10.3 by Cumberland, regardless of whether Cumberland has received written notice from Mylan of the increased Prices at the time of termination. In such event, the Price Differential will be paid by Cumberland for all Packaging ordered by Cumberland in the partial contract year prior to termination, but in no event shall the price differential exceed the total net profit which would have been realized by Mylan in said calendar year had the Minimum Packaging Volume Requirement in such year been met.

1.2 Cumberland will provide Mylan a twelve (12) month rolling projection of Packaging orders on a calendar quarterly basis. This Packaging forecast will be a good faith estimate of the amount of Packaging Cumberland will purchase from Mylan during the following twelve (12) month calendar period. The first three (3) months of such forecast is binding. Mylan will use commercially reasonable efforts to satisfy all orders submitted by Cumberland.

1.3 Cumberland will issue to Mylan written purchase orders (“Purchase Orders”) covering requirements for a three (3) month calendar period, three (3) months in advance of the requested ship dates. Purchase Orders shall specifically identify the Packaging to be purchased at the stated Prices then in effect, a reference to the applicable specifications, the quantities and the shipping schedule. The Purchase Order quantity shall be in full batch quantities of [***] ([***]) pouches and [***] ([***]) pouches for the 10 and 20 gram pouches respectively. All other terms of the Purchase Order, including, but not limited to, any terms on the reverse side of the Purchase Order, shall not apply unless agreed in writing in advance by the Parties. Purchase Orders will be deemed accepted upon receipt, unless Mylan provides notice of rejection within ten (10) business days of receipt of such Purchase Order, but in the event of such rejection, Cumberland shall be permitted to purchase its Packaging requirements from a third party packager, and such rejected orders shall apply against the Minimum Packaging Volume Requirements set forth in Section 1.1 above.

1.4 The Prices shall be fixed for all Packaging ordered and shipped to Cumberland prior to December 31, 2011 and shall be effective for the following 12 months, and thereafter shall be adjusted on January 1, 2013, and each January 1 thereafter during the Term or extensions thereof by the change in the PPI from (a) December of the year immediately preceding the year of calculation to (b) December of the year of calculation. Additionally, the Prices shall be adjusted (i) for any increase in the manufacturing cost per unit occasioned by a change in the Specifications (as defined in Section 4.1 below) requested by Cumberland, (ii) for changes in the manufacturing or packaging process in response to a pronouncement of a regulatory authority or a change in applicable law, (iii) for changes resulting from a force majeure event, (iv) to reflect unanticipated, significant additional costs incurred upon renewal or replacement of any contract with a third party for the supply of any materials or services used in the manufacture of the Product or (v) to reflect additional costs of manufacture not reasonably within Mylan’s control. For purposes of this Agreement, “PPI” means the Producer Price Index for Pharmaceutical Preparations (“PPI”) issued by the United States Bureau of Labor Statistics or any successor agency of the United States that issues such indexes or any successor index.

1.5 Other than purchases made by Mylan in the ordinary course of business, Mylan agrees to consult with Cumberland prior to the purchase of any packaging materials or components for use in the Packaging. To the extent that Cumberland wishes to change the Packaging in any way, Cumberland will bear all of the costs incurred by Mylan in making any such changes, including, but not limited to, Mylan’s inability to use existing inventories of packaging materials and components.

1.6 Upon the Effective Date, Cumberland shall purchase Mylan’s current inventory and pending orders of Crystals as set forth on Exhibit C attached hereto, and such purchased inventory will be deducted from Cumberland’s Minimum Packaging Volume Requirement.

2. Shipment, Packaging, and Delivery.

2.1 Cumberland shall ship or cause to be shipped to Mylan the necessary amount of Crystals to be packaged by Mylan. Such Crystals shall be shipped to Mylan early enough to allow ample lead-time for Mylan to complete such orders and ship the Product by the requested ship date. Such Crystals shall be in the form delivered to Mylan prior to the Parties entering into this Agreement. Notwithstanding the prior sentence, if such Crystals are provided in a different form, such form is to be approved in writing by Mylan in advance, and Cumberland shall be responsible for any costs associated with any such change in the form of delivery of such Crystals. Once the Crystals are packaged by Mylan, they will be shipped FOB Mylan’s facilities (per INCOTERMS 2000) upon receipt from Cumberland of authorization to ship such Product. If Cumberland does not provide authorization to ship Product within fifteen (15) days of the confirmed ship date in the Mylan Purchase Order Acknowledgement, Mylan shall have the right to ship such Product without authorization. Cumberland and Mylan shall maintain adequate insurance coverage for the Crystals while being packaged by Mylan. Ship dates specified by Mylan are best estimates and Mylan’s responsibility will be to use reasonable efforts to meet all specified ship dates. In the event that Mylan is not able to meet a requested ship date, through no fault of Cumberland, Mylan will, for a ship date missed by thirty (30) days, discount the price by one and one half percent (1.5%) for that portion of the shipment delayed to Cumberland, and for every ship date missed by sixty (60) or more days, Mylan will discount the price by five percent (5%). Current lead time for Product is four (4) to six (6) weeks. Mylan will periodically advise Cumberland of the then-current lead time for the Product. In the event Mylan is unable to meet a ship date specified by Cumberland in a particular Purchase Order, Cumberland shall have the right to utilize the services of a third party packager for its Packaging requirements for such shipment, and such shipment shall apply against the Minimum Packaging Volume Requirement set forth in Section 1.1 above.

2.2 Mylan shall not be liable for any delay in delivery, or failure to deliver, due to force majeur event, including, without limitation, fires, floods, labor disputes, acts of sabotage, terrorism, riots, natural disasters, delay in receiving the Crystals, shortages of raw materials and energy supplies, government restrictions, a force majeure event occurring with respect to one of Mylan’s suppliers, and any other cause beyond Mylan’s reasonable control. In the event of any delay in delivery or failure to deliver, Cumberland shall have the right to utilize the services of a third party packager for its Packaging requirements for such shipment, and such shipment shall apply against the Minimum Packaging Volume Requirement set forth in Section 1.1 above. If any delay or failure to deliver lasts for more than one hundred eighty (180) days, Cumberland may terminate this Agreement with written notice and the retroactive price increase set forth in Section 1.1 shall not apply to any such termination.

3. Payment Terms; Suspension of Agreement. All payments pursuant to this Agreement shall be made by the method agreed to by the Parties and shall be in U.S. dollars. Invoices are due on receipt and payable in full within [***] ([***]) days from date of invoice. Interest may be charged on any outstanding balance unpaid after [***] ([***]) days from the date of invoice at the rate of [***]% per month or the highest rate permitted by law, whichever is lower, until such outstanding balance is paid. Mylan may suspend performance under this Agreement if Cumberland fails to remit payment to Mylan for a period of [***] ([***]) days. Any taxes (except taxes based on Mylan’s net income, or as Mylan is required by law to withhold), duties, fees, charges or assessments of any nature levied by any governmental authority related to the sale of the Product, whether levied against Mylan or against Cumberland, shall be the responsibility of Cumberland or its agent and shall be paid directly by Cumberland or its agent to the governmental authority concerned.

4. Packaging.

4.1 Mylan shall package the Crystals and perform the Packaging Services in accordance with the specifications set forth in Exhibit B attached hereto and the most current, approved version of the Master Packaging Specification Records (the “Specifications”).

4.2 If any Party desires to make a change to the Specifications, such Party shall notify the other of such desire, and the Parties shall meet to discuss any such requested changes. No changes to the Specifications shall be made without the mutual written agreement of the Parties. However, in the event Mylan is unable or unwilling to accommodate changes to the Specifications reasonably required by Cumberland, Cumberland shall have the right to terminate this Agreement without penalty to either Party.

4.3 During the term of the Agreement, Mylan shall neither directly nor indirectly (through any other Persons, entity or otherwise) manufacture, package or supply a Competing Product defined as any crystalline lactulose product, to any party or Person other than Cumberland ([***]).

5. Product Inspection, Acceptance and Rejection.

5.1 Upon receipt of the packaged Product from Mylan, Cumberland shall promptly inspect the Product for readily discernable Packaging and Packaging Services related defects and notify Mylan within ten (10) days if the Product does not conform to the Specifications. Unless Cumberland notifies Mylan of any Packaging and Packaging Services related defects within the time period set forth in this Section 5.1, the Product shall be deemed accepted. Cumberland shall notify Mylan of any latent Packaging and Packaging Services related defects within ten (10) days of the discovery of such defect. Upon Cumberland’s rejection of the Product and notification of such non-conformance to Mylan, at Mylan’s request, Cumberland shall return the non-conforming Product to Mylan. Notwithstanding the above, in any case where Cumberland rejects the Product for non-conformance to Specifications, Mylan shall be offered a reasonable opportunity to offer proof or evidence as to why such Product should not be rejected for a Packaging and Packaging Services related defect and to independently inspect and/or test such Product. Any notice of rejection by Cumberland shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by Cumberland on the allegedly non-conforming Product, together with the methods and procedures used. Such notice will confirm that the testing methods and procedures used to analyze the alleged non-conformance were conducted according to applicable current good manufacturing practices. Mylan shall notify Cumberland as promptly as reasonably possible whether or not it accepts Cumberland’s assertion of non-conformity.

5.2 In the event of any dispute as to whether the Product may be rightfully rejected by Cumberland, such Product shall be tested, using the Product from the shipment or shipments in question, for conformance with Specifications and acceptance criteria by an independent GLP/cGMP certified laboratory of recognized repute, acceptable to both Parties who shall analyze the Product using such procedures and tests as the laboratory may consider necessary or appropriate to reach conclusion. This analysis shall be binding on Mylan and Cumberland solely for the purpose of determining whether such Product may be rightfully rejected, which, absent manifest error, shall be deemed final as to any dispute over compliance. Both Parties reasonably agree to cooperate with the independent laboratory’s reasonable requests for assistance in connection with its analysis hereunder, and both Parties shall be permitted to audit such testing and analysis. The fees and expenses charged by such independent testing organization, as well as any expenses associated with the return of the Product to Mylan, shall be paid by the Party in error. For the sake of clarity, if the rejection is in error, Cumberland shall pay for such fees and expenses, and if the rejection is correct, Mylan shall pay for such fees and expenses.

5.3 All or part of any shipment of the Product determined to have been rightfully rejected by Cumberland shall be held by Cumberland for a period of thirty (30) days following notice to Mylan for proper disposal by Mylan, at Mylan’s expense. If Mylan does not provide instructions for disposal of the Product within such period, then Cumberland may dispose of such Product in accordance with all applicable laws, and Mylan shall either pay or reimburse Cumberland for all costs and expenses incurred by Cumberland in connection with the disposal of such Product.

5.4 In the event Cumberland receives Product from Mylan which Cumberland rightfully rejected as determined under Section 5.2, Cumberland may elect for Mylan to replace such Product with an equal quantity of the Product that conforms to the Specifications and is not otherwise defective or refund the amount paid by Cumberland to Mylan for such defective Product. Such refund shall specifically be limited to expenses incurred for shipping costs and payments made to Mylan for Packaging or Packaging Services. With respect to rightfully rejected Product as determined pursuant to Section 5.2, Mylan will bear the cost of replacement Crystals if Mylan’s negligence, including malfunction of Mylan packaging equipment, resulted in the defective Product. In all other cases, the Parties will share the cost of replacement Crystals; provided, however, if Mylan fails more than three (3) batches of Product in any calendar year as part of its normal manufacturing process, Mylan will bear the costs of the replacement Crystals for any additional failed batches. If Cumberland requests Mylan to replace such Product as set forth above, Mylan shall replace such Product as soon as is reasonably practicable at no additional cost to Cumberland.

6. Representations and Warranties.

6.1 Cumberland hereby represents and warrants to Mylan that Cumberland has full title in and ownership of, or the right to grant Mylan the right to package the Crystals, that the Crystals are and shall be produced in accordance with cGMPs and are fully compliant with approved regulatory requirements, that the Specifications are and shall be in accordance with cGMPs, and that the Crystals, the Packaging, and the Specifications do not infringe on any third party intellectual property rights.

6.2 Mylan hereby represents and warrants to Cumberland that, at the time of shipment to Cumberland, the Product will substantially conform to the Specifications and be free from defects in materials and workmanship, except with respect to defects resulting from any of the following: (i) acts or omissions of Cumberland or its authorized representatives or customers; or (ii) failure of Cumberland or its authorized representatives to properly store, use, and/or maintain the Packaging or the packaged Crystals. In the event of any breach of this warranty, Cumberland will promptly inform Mylan so that Mylan can perform a concurrent analysis of the issue.

6.3 In the event of breach of the warranty set forth in Section 6.2 above, which shall include any loss or damage to Crystals provided by Cumberland for Packaging by Mylan, Cumberland’s sole remedy and Mylan’s sole obligation is for Mylan, in its sole discretion, to (i) replace the non-conforming Product with conforming replacement Product; or (ii) reimburse Cumberland for the cost of such non-conforming Product in accordance with Section 5.4.

6.4 EXCEPT AS SET FORTH ABOVE IN SECTION 6.2, AND SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, MYLAN DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

7. Indemnification. Cumberland hereby agrees to indemnify, defend and hold Mylan harmless from all loss, liability, costs, causes of action and expense, including reasonable attorneys’ fees resulting from or based upon on any third party claims arising out of the sale or use of the Crystals or the Product, including, but not limited to, intellectual property infringement and product liability claims, unless caused by the acts or omissions of Mylan. Mylan hereby agrees to indemnify, defend and hold Cumberland harmless from all loss, liability, costs, causes of action and expense, including reasonable attorneys’ fees resulting from or based upon any third party claims relating to the Packaging Services performed by Mylan hereunder through the fault of Mylan. No Party shall have any obligation under this Section 7 with regard to any liability arising from (i) such Party’s compliance with formal specifications issued by another Party or (ii) use or sale of Crystals or the Product in combination with other items when infringement would not have occurred from the use or sale of the Crystals or the Product solely for the purpose for which they were designed or sold by such Party.

8. Confidential Information. The Parties hereby acknowledge that they may from time to time receive from the other Party proprietary and confidential information of the other Party, its Affiliates, or a third party (“Confidential Information”). Such Confidential Information may include, without limitation, drawings, technical data, future development plans, marketing strategies, and pricing information. No Party will disclose such Confidential Information to any third party or use the Confidential Information for any purposes other than as authorized in writing by the disclosing Party. In the event of breach or threatened breach of this Section 8, the damage or imminent damage to the value and goodwill of the disclosing Party shall be irreparable and inestimable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, the Parties hereto agree that the non-breaching Party shall be entitled to injunctive relief against the breaching Party in the event of any breach or threatened breach of this Section, in addition to any other relief (including damages) available to the disclosing Party under this Agreement or under law. For the purposes of this Agreement, an Affiliate shall mean any corporation, association, partnership, company, organization, or other entity which directly or indirectly controls, is controlled by, or is under common control with a Party (“Affiliate”). For purposes of this definition, control means the ability, directly or indirectly, through ownership of securities or other equity interests, by agreement, or by any other lawful method, to direct more than fifty percent (50%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management decisions of any entity.

9. Limitation of Liability. EXCEPT WITH RESPECT TO BREACHES OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN SECTION 8 OF THIS AGREEMENT, AND THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7 OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RELATED TO THIS AGREEMENT OR THE PRODUCT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER SUCH DAMAGES ARE BASED ON CONTRACT OR TORT CLAIMS. NOTWITHSTANDING THE ABOVE, AND EXCEPT WITH RESPECT TO BREACHES OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN SECTION 8 OF THIS AGREEMENT, THE PRODUCT REPLACEMENT OBLIGATIONS SET FORTH IN SECTION 5.4 OF THIS AGREEMENT, AND THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7 OF THIS AGREEMENT, IN NO EVENT SHALL MYLAN’S LIABILITY HEREUNDER EXCEED THE TOTAL FEES FOR PACKAGING PAID TO MYLAN BY CUMBERLAND HEREUNDER.

10. Term and Termination.

10.1 Unless otherwise terminated pursuant to this Section 10, this Agreement shall remain in force for an initial term of five (5) years from the Effective Date (“Initial Term”). After the Initial Term, this Agreement shall automatically renew for subsequent one (1) year terms (each, a “Renewal Term”) unless a Party notifies the other Party of their intent not to renew within one hundred eighty (180) days of the end of the Initial Term or any Renewal Term. Upon termination of this Agreement for any reason, (i) the Parties shall return all Confidential Information of the other Party; (ii) all amounts due under this Agreement to Mylan shall be immediately due and payable; (iii) Mylan, at its option, may fulfill any outstanding Purchase Orders for Product received prior to termination in accordance with the terms of this Agreement, and (iv) Cumberland shall purchase all finished goods produced in good faith based upon Cumberland’s three (3) month forecast in Mylan’s inventory at the then current Prices, and Cumberland shall purchase all raw materials and work in progress at Mylan’s documented cost.

10.2 In the event of the material breach of this Agreement by any Party, the other Party shall provide written notice of such breach and the breaching Party shall thereafter have sixty (60) days (the “Cure Period”) to otherwise resolve or cure such breach, unless such breach cannot reasonably be cured within sixty (60) days and the breaching Party is diligently acting to cure such breach, in which case the Cure Period shall extend for a reasonable period of time to allow the breaching Party to cure such breach (except such Cure Period shall be ten (10) days for any breach by Cumberland of its payment obligations hereunder). In the event such breach is not cured within the Cure Period, the non-breaching Party may immediately terminate this Agreement upon written notice to the breaching Party.

10.3 Any Party may terminate this Agreement for any reason or no reason upon one hundred eighty (180) days prior written notice to the other Party.

10.4 This Agreement may be immediately terminated by the non-breaching Party upon the occurrence of one or more of the following events: (i) a Party breaches the Confidentiality provisions set forth in Section 8 of this Agreement; or (ii) the suspension, dissolution or winding-up of a Party’s business, the institution of bankruptcy, reorganization, liquidation or other such proceedings by or against a Party or the appointment of a custodian, trustee, receiver or similar person for any of the Parties’ properties or businesses, or an assignment by any Party or for the benefit of its creditors.

11. Validity of Agreement.

11.1 This Agreement shall become effective as of the Effective Date upon the execution of this Agreement by the Parties hereto.

12. Testing and Release; Regulatory Matters and Recall.

12.1 Cumberland shall at all times be responsible for all analytical testing and the final release of the Crystals and the Product to market.

12.2 Mylan shall submit to Cumberland’s designated analytical services group representative samples from each packaged lot of Product in accordance with the agreed upon sampling procedures. Upon submission of the representative samples, Mylan shall make available to Cumberland copies of all applicable packaging documents including: (i) material accountability reports; (ii) label accountability reports; (iii) packaging batch records when requested; and (iv) any other documents required by Cumberland in order to maintain compliance with all regulatory authorities.

12.3 Cumberland shall keep Mylan informed of all regulatory matters, investigations and/or actions in connection with the packaging of the Product.

12.4 In the event any Party shall be required, or if Cumberland elects to voluntarily initiate a recall, withdrawal, field correction, field alert report or comparable report with respect to the Product, such Party shall promptly notify the other Party of any material actions to be taken. With respect to any such recall or market withdrawal or other corrective action, the Parties shall reasonably cooperate with each other to implement the same. All costs with respect to a recall, market withdrawal or other corrective action shall be borne by Cumberland unless such recall, market withdrawal or other corrective action was due to the negligence, willful misconduct or breach of this Agreement or any Exhibit hereto by Mylan, in which case such costs shall be borne by Mylan.

12.5 Within ninety (90) days following mutual signature of this Agreement, or such later time as may be agreed to by the Parties, the Parties shall enter into a mutually agreeable technical/quality agreement in accordance with Mylan’s and/or Cumberland’s standard operating procedures and in conformity with any regulatory authority requirements and applicable law.

13. Packaging Audit. Upon reasonable notice to Mylan, Cumberland may conduct an inspection and audit only as to the Product. Such inspection and audit will relate to: (i) those portions of each of the packaging facilities at which any Packaging of the Product is performed, (ii) any facility that packages, warehouses or stores the Crystals and/or the Product, (iii) any other facility to which Mylan transfers Packaging, warehousing or storing obligations in accordance with the terms of this Agreement and (iv) any of Mylan’s quality control records and other documentation relating to the Packaging activities (including any internal quality control audits or reviews conducted by Mylan) for the Product. Such inspections and audits shall be for the purpose of ascertaining compliance with cGMPs and Mylan’s obligations hereunder. Any information obtained by Cumberland through such inspections and audits shall be treated as Confidential Information of Mylan or of a third party, as the case may be. Such audits and inspections shall be conducted at Cumberland’s expense during normal business hours, with at least one (1) week prior written notice and no more than once per year per manufacturing facility.

14. Relationship of the Parties. Each Party is an independent contractor to the other in the operation and administration of this Agreement. Nothing in this Agreement shall be construed as creating an employer-employee relationship, partnership, or joint venture between the Parties.

15. Compliance with Law, Governing Law, Venue and Jurisdiction; Arbitration.

15.1 The Parties shall comply with all laws, including, but not limited to, any statute, rule regulation, judgment, decree, order or permit applicable to their respective performance under this Agreement, including those pertaining to U.S. export regulations. The Parties will promptly notify each other if a Party becomes aware of any additional regulations after the Effective Date of this Agreement if such additional regulations could reasonably be expected to materially affect Mylan’s or Cumberland’s performance under this Agreement. Mylan shall promptly notify Cumberland of any inquiry or inspection by a regulatory authority which pertains to the Product or to the facilities where the Crystals or the Product are being manufactured or stored, or any occurrences that arise out of Mylan’s activities that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning the Crystals or Product. In the event that any applicable regulatory authority issues a report or warning letter related to or effecting the Product, Mylan shall promptly make such applicable portions of the report or warning letter available to Cumberland.

15.2 The validity and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by the internal substantive laws of the State of New York without reference to its conflicts of law rules.

15.3 Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement, or any amendment hereof, or the breach hereof, shall be determined and settled by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding upon each of the Parties, and judgment thereon may be entered in any court having jurisdiction thereof. During the pendency of any such arbitration and until final judgment thereon has been entered, this Agreement shall remain in full force and effect unless otherwise terminated as provided herein. The provisions of this paragraph shall survive expiration or other termination of this Agreement regardless of the cause of such termination.

16. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, or express mail, to a Party at their address indicated below or at such other address as they may hereafter from time to time establish through the normal course of business:

If to Cumberland:	Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, TN 37203
Attention: CEO
Facsimile: (615) 255-0094

If to Mylan:	Mylan Institutional Inc.
12720 Dairy Ashford
Sugar Land, Texas, 77478
Attn: General Manager

With a copy to:	Mylan Pharmaceuticals Inc.
781 Chestnut Drive
Morgantown, WV 26595
Attn: President

With a copy to:	Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
Attn: Global General Counsel

17. Integrated Agreement. The terms of this Agreement are intended by the Parties as a complete and final expression of their agreement with respect to the subject matter contained herein, unless modified in a subsequent writing signed by both Parties.

18. Assignment and Change of Location. Except with respect to assignment of this Agreement to an Affiliate of a Party, or upon a sale of all or substantially all of the assets of

Mylan, the Parties hereto may not assign its rights nor delegate its duties under this Agreement without the prior written consent of the other Parties, which such consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns when permitted by this Agreement. In addition, Mylan shall have the right to transfer the Packaging Services to a location owned or controlled by Mylan or a Mylan Affiliate during the term of this agreement. In such an event, the Parties agree to cooperate to ensure an uninterrupted supply of packaged Product.

19. Legal Construction. If any part of this Agreement is held unenforceable or invalid or prohibited by law, it shall be struck from this Agreement and shall not affect the enforceability of the other parts of this Agreement. The invalid or unenforceable provision shall then be replaced by a valid and enforceable provision that meets as closely as practicable the stricken provision.

20. Modification. This Agreement may not be modified unless agreed to in a writing signed by both Parties.

21. Survival. Any obligations incurred by the Parties under this Agreement prior to termination shall survive the termination of the Agreement for any reason. In addition, the provisions of Sections 1.1, 6, 7, 8, 9, 10, 12, 14, 15, 16, 17, 19, 21 and 22 shall survive any termination or expiration of this Agreement.

22. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed to be an original, and when taken together shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.

MYLAN INSTITUTIONAL INC.		CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ Dewayne Dickey	By:	/s/ A.J. Kazimi

Print Name:	Dewayne Dickey	Print Name:	A.J. Kazimi

Title:	VP Operations/GM	Title:	Chief Executive Officer

Date:	2-27-12	Date:	March 5, 2012

MYLAN PHARMACEUTICALS INC.

By:	/s/ Anthony Mauro

Print Name:	Anthony Mauro

Title:	President NA & MPI

Date:	02.28.12

EXHIBIT A

PRICING

	20 gram pouch price		10 gram pouch price
Packaging Services (includes insert and inner carton)	$	[***]	$	[***]

EXHIBIT B

SPECIFICATIONS

Specifications for Kristalose ™ (Lactulose) for Oral Solution – 10 gram pouches

Mylan shall package the Lactulose Crystals and perform the Packaging Services in accordance with the following specifications and the most current, approved version of the Master Packaging Specification Records. (the “Specifications.”)

MATERIAL TO BE SUPPLIED BY CUMBERLAND PHARMACEUTICALS INC., NASHVILLE, TENNESSEE, USA:

1.	Lactulose Crystals

MATERIAL TO BE SUPPLIED BY MYLAN:

1.	Circular folded 5” x 1” package inserts

2.	Pre-printed shelf packs with current approved labeling

3.	Pouch material (30# clay coated paper/primer/7.5# polyethelyne/0.00035 aluminum foil/primer/21# polyethylene.)

4.	Shipper cartons; one carton contains 12 shelf packs of 30 pouches/shelf pack

5.	Shipper carton labels

SPECIAL INSTRUCTIONS; 10 gram unit dose pouches:

Pouch Size: 2  3/4” x 4  3/8” ±  1/4”

Seal Area: Not less than 3 mm

One pouch contains 10 grams of Lactulose for Oral Solution. The average net content of the number of pouches tested shall be not less than 10 grams.

Minimum Fill (per USP 755):

The average net content of 10 pouches is not less than the labeled amount (i.e. 10.0 grams).

The net content of any single pouch is not less than 90% of the labeled amount (or 9.0 grams for the 10-gram pouch)

Maximum Fill Weight:

The net content of any single pouch is not greater than 110% of the labeled amount (or 11.0 grams for the 10-gram pouch)

Lot number and expiration Date will be debossed in the side seal area of each pouch during the filling operation.

Each pre-printed shelf pack is packed with 30 pouches, along with 3 package inserts. Lot and Exp to be printed on the shelf pack in designated area.

Each shipping carton is packed with twelve shelf packs of thirty packets.

Each shipper carton is labeled with a two panel shipper label, which adheres to the shipper carton in the lower right corner with left label panel adhering to the narrow end of the carton and the right label panel wrapping around onto the long end of the carton.

Upon delivery to the designated destination, the packaged product will be sampled and inspected according to the following incoming inspection plan:

ACCEPTANCE SAMPLING PROTOCOL

Product: Kristalose

Configuration: 10-gram pouches; 30 pouches / shelf pack

Packager: Mylan

Sample: 500 pouches / 125 shelf packs / 20 shippers

Inspection performed according to ANSI/ASQ Z1.4

Critical 0% Reject at 1

Incorrect lot no./exp. date

Incorrect part number

Incorrect product

Incorrect color

Illegible lot no./exp. date

Illegible critical copy

Missing lot no./exp. date

Major 0.15%

POUCH Acc/Rej 2/3

Unsealed or empty pouch

CARTON Acc/Rej 0/1 (of 80)

Illegible lot no./exp. date

Major 0.4%

POUCH Acc/Rej 5/6

Illegible non-critical copy

Smeared copy/coding

Improper cut (past seal area)

Major 0.65%

CARTON Acc/Rej 2/3

No inserts

Pouch missing (<30)

Soiled or torn

SHIPPER Acc/Rej 0/1

Missing carton

Minor 1.0%

POUCH Acc/Rej 10/11

Soiled

Discolored

Incorrect dimensions

CARTON Acc/Rej 3/4

Wrong insert count

Pouch count > 30

SHIPPER Acc/Rej 0/1 (of 13)

Improper sealing

Minor 2.5%

POUCH Acc/Rej 21/22

Ragged edge cut

Wrinkles masking copy

CARTON Acc/Rej 7/8

Lot no./exp. Wrong location

Minor 4.0%

SHIPPER Acc/Rej 2/3

Torn shipper

Specifications for Kristalose ™ (Lactulose) for Oral Solution – 20 gram pouches

Mylan shall package the Lactulose Crystals and perform the Packaging Services in accordance with the following specifications and the most current, approved version of the Master Packaging Specification Records. (the “Specifications.”)

MATERIAL TO BE SUPPLIED BY CUMBERLAND PHARMACEUTICALS INC., NASHVILLE, TENNESSEE, USA:

2.	Lactulose Crystals

MATERIAL TO BE SUPPLIED BY MYLAN:

6.	Circular folded 5” x 1” package inserts

7.	Pre-printed shelf packs with current approved labeling

8.	Pouch material (30# clay coated paper/primer/7.5# polyethelyne/0.00035 aluminum foil/primer/21# polyethylene.)

9.	Shipper cartons; one carton contains 12 shelf packs of 30 pouches/shelf pack

10.	Shipper carton labels

SPECIAL INSTRUCTIONS; 20 gram unit dose pouches:

Pouch Size: 2  3/4” x 5  1/2” ±  1/4”

Seal Area: Not less than 3 mm

One pouch contains 20 grams of Lactulose for Oral Solution. The average net content of the number of pouches tested shall be not less than 20 grams.

Minimum Fill (per USP 755):

The average net content of 10 pouches is not less than the labeled amount (i.e. 20.0 grams).

The net content of any single pouch is not less than 90% of the labeled amount (or 18.0 grams for the 20-gram pouch)

Maximum Fill Weight:

The net content of any single pouch is not greater than 110% of the labeled amount (or 22.0 grams for the 20-gram pouch)

Lot number and expiration Date will be debossed in the side seal area of each pouch during the filling operation.

Each pre-printed shelf pack is packed with 30 pouches, along with 3 package inserts. Lot and Exp to be printed on the shelf pack in designated area.

Each shipping carton is packed with twelve shelf packs of thirty packets.

Each shipper carton is labeled with a two panel shipper label, which adheres to the shipper carton in the lower right corner with left label panel adhering to the narrow end of the carton and the right label panel wrapping around onto the long end of the carton.

Upon delivery to the designated destination, the packaged product will be sampled and inspected according to the following incoming inspection plan:

ACCEPTANCE SAMPLING PROTOCOL

Product: Kristalose

Configuration: 20-gram pouches; 30 pouches / shelf pack

Packager: Mylan

Sample: 315 pouches / 80 shelf packs / 13 shippers

Inspection performed according to ANSI/ASQ Z1.4

Critical 0% Reject at 1

Incorrect lot no./exp. date

Incorrect part number

Incorrect product

Incorrect color

Illegible lot no./exp. date

Illegible critical copy

Missing lot no./exp. date

Major 0.15%

POUCH Acc/Rej 1/2

Unsealed or empty pouch

CARTON Acc/Rej 0/1

Illegible lot no./exp. date

Major 0.4%

POUCH Acc/Rej 3/4

Illegible non-critical copy

Smeared copy/coding

Improper cut (past seal area)

Major 0.65%

CARTON Acc/Rej 1/2

No inserts

Pouch missing (<30)

Soiled or torn

SHIPPER Acc/Rej 0/1 (of 20)

Missing carton

Minor 1.0%

POUCH Acc/Rej 7/8

Soiled

Discolored

Incorrect dimensions

CARTON Acc/Rej 2/3

Wrong insert count

Pouch count > 30

SHIPPER Acc/Rej 0/1

Improper sealing

Minor 2.5%

POUCH Acc/Rej 14/15

Ragged edge cut

Wrinkles masking copy

CARTON Acc/Rej 5/6

Lot no./exp. Wrong location

Minor 4.0%

SHIPPER Acc/Rej 1/2

Torn shipper

EXHIBIT C

INVENTORY AND PRNDING ORDERS

Current Inventory as of October 24, 2011:     None

Pending Orders:         [***] kilograms

Cost of Pending Orders:         $ [***]